Exhibit 99.1

For:	Immediate Release	Contact:	Andrea Short
	October 24, 2013		574-235-2000

1ST SOURCE POSTS STRONG THIRD QUARTER
DIVIDEND DECLARED

South Bend, IN – 1st Source Corporation (Nasdaq:SRCE), parent company of 1st Source Bank, today announced third quarter net income of $14.90 million, an increase of 14.54% over the $13.01 million in the third quarter of 2012.  For the first three quarters of the year, net income was $41.24 million versus $37.29 million a year earlier, a 10.61% increase.  Diluted net income per common share for the third quarter of 2013 was $0.60 versus $0.53, up 13.21% over the same period in 2012.  Diluted net income per common share for the first three quarters was $1.67 in 2013 compared to $1.51, up 10.60% over the previous year.
At the October meeting, the Board of Directors approved a cash dividend of $0.17 per common share. The dividend is payable on November 15, 2013 to shareholders of record on November 5, 2013.
Christopher J. Murphy III, Chairman of 1st Source, commented, “This was an excellent quarter for 1st Source Corporation and I’m pleased we continue to grow organically, one client at a time. The Bank broke ground on a new location in Lafayette, Indiana, our consumer loan area had robust demand although new mortgage production slowed, and our year to date average deposits and loans and leases increased 3.95% and 7.09% respectively.”
“Credit was a major contributor to the strong quarterly financial performance. We saw the direct benefit of operating with strong capital and reserves giving us the capability of working through problems with our customers over the long term. During the quarter we recovered $2.07 million in interest payments and expense recoveries from clients we have been working with for as long as 10 or more years as they restored their businesses to strong operating positions. Our financial strength is an advantage for our clients as it gives us the ability to work with troubled businesses over the long term - helping them return to health, retain jobs, and make the communities we serve stronger. We believe this is another distinct advantage of 1st Source. Our overall credit quality continues to improve, leading to a recovery of loan and lease loss provision for the quarter. Of course, we are ever mindful of the volatility in markets around the world that can have an adverse impact on our clients here, and of the increased pressure on interest rate margins.”
Mr. Murphy continued, “Lastly, I’m quite proud of my colleagues for the recent honor we received. 1st Source Corporation was named to the prestigious Sandler O’Neill Bank and Thrift Sm-All Starts list, a select group of 31 top performing U.S. publically traded banks and thrifts with a market cap under $2.5 billion.  Those honored were evaluated using the criteria of growth, profitability, credit quality and capital strength.”
“We continue to focus on providing outstanding client service and strong credit quality, which allows us to maintain steady and profitable growth.” Mr. Murphy concluded.

As of September 30, 2013, the 1st Source common equity-to-assets ratio was 12.44% compared to 12.34% a year ago and the tangible common equity to tangible assets ratio was 10.77% compared to 10.59% a year earlier.  Common shareholders' equity was $578.23 million, up 4.44% from the $553.67 million reported a year ago.  Total assets at the end of the third quarter of 2013 were $4.65 billion, up 3.60% from a year ago.  Total loans and leases were $3.47 billion, up 6.11% from September 30, 2012. Total deposits were $3.68 billion, up 3.10% from the comparable figures at September 30, 2012.
The reserve for loan and lease losses as of September 30, 2013 was 2.44% of total loans and leases compared to 2.55% at September 30, 2012.  Net charge-offs were $0.76 million in the third quarter 2013, compared with net charge-offs of $0.45 million in the same quarter a year ago.  Year-to-date, net charge-offs of $0.44 million have been recorded in 2013, compared to net charge-offs of $3.10 million through September 30, 2012.  The ratio of nonperforming assets to net loans and leases was 1.14% as of September 30, 2013, compared to 1.51% on September 30, 2012.
Noninterest income for the third quarter was $20.16 million, compared to $20.31 million for the same period in 2012.  For the nine months, noninterest income was $59.23 million, versus $60.62 million from 2012.
Noninterest expense for the third quarter was $38.43 million compared to $37.19 million reported in the third quarter a year earlier.  Noninterest expense for the first nine months of 2013 was $110.72 million versus $111.82 million for the same period of 2012.
1st Source serves the northern half of Indiana and southwest Michigan with its community banking, insurance and wealth management services, and nationally and internationally with specialty financing and leasing services.  1st Source distinguishes itself with highly personalized service and a comprehensive range of consumer and commercial banking services delivered through its community bank offices. 1st Source Bank provides services for businesses nationally by offering specialized financing of  automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment, and nationally and internationally, for new and used private and cargo aircraft. The Corporation includes 76 community banking centers, 9 trust and wealth management locations, and 9 1st Source Insurance offices located within 17 counties of northern Indiana and southwestern Michigan and 22 specialty finance locations nationwide. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in assuring a strong social safety net and continued economic development in the communities it serves.
In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures. 1st Source Corporation believes that providing non-GAAP financial measures provides investors with information useful to understanding our financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common shareholders’ equity” excluding intangible assets.

1st Source may be accessed on its home page at “www.1stsource.com.”  Its common stock is traded on the Nasdaq Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src". Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.
1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.

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1st SOURCE CORPORATION
3rd QUARTER 2013 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
END OF PERIOD BALANCES
Assets			$4,649,961	$4,488,219
Loans and leases			3,468,118	3,268,413
Deposits			3,679,416	3,568,668
Reserve for loan and lease losses			84,507	83,499
Intangible assets			86,629	87,796
Common shareholders' equity			578,229	553,668

AVERAGE BALANCES
Assets	$4,625,957	$4,499,425	$4,594,032	$4,447,453
Earning assets	4,351,583	4,206,982	4,313,742	4,145,500
Investments	825,476	854,994	842,017	876,183
Loans and leases	3,483,942	3,268,304	3,415,752	3,189,526
Deposits	3,697,869	3,583,174	3,693,839	3,553,531
Interest bearing liabilities	3,295,163	3,243,445	3,288,267	3,230,802
Common shareholders' equity	574,589	549,963	571,692	541,040

INCOME STATEMENT DATA
Net interest income	$41,158	$37,907	$117,783	$113,267
Net interest income - FTE	41,604	38,420	119,148	114,840
(Recovery of) provision for loan and lease losses	(419)	650	1,631	4,959
Noninterest income	20,158	20,305	59,227	60,618
Noninterest expense	38,430	37,193	110,724	111,819
Net income	14,896	13,005	41,242	37,287

PER SHARE DATA
Basic net income per common share	$0.60	$0.53	$1.67	$1.52
Diluted net income per common share	0.60	0.53	1.67	1.51
Common cash dividends declared	0.17	0.17	0.51	0.49
Book value per common share	23.77	22.80	23.77	22.80
Tangible book value per common share	20.21	19.19	20.21	19.19
Market value - High	28.82	23.97	28.82	26.79
Market value - Low	23.87	21.40	21.88	20.51
Basic weighted average common shares outstanding	24,366,220	24,279,178	24,352,073	24,267,535
Diluted weighted average common shares outstanding	24,367,109	24,289,495	24,352,854	24,278,160

KEY RATIOS
Return on average assets	1.28%	1.15%	1.20%	1.12%
Return on average common shareholders' equity	10.29	9.41	9.65	9.21
Average common shareholders' equity to average assets	12.42	12.22	12.44	12.17
End of period tangible common equity to tangible assets	10.77	10.59	10.77	10.59
Risk-based capital - Tier 1	14.57	15.10	14.57	15.10
Risk-based capital - Total	15.89	16.42	15.89	16.42
Net interest margin	3.79	3.63	3.69	3.70
Efficiency: expense to revenue	61.55	61.98	61.21	62.43
Net charge offs to average loans	0.09	0.05	0.02	0.13
Loan and lease loss reserve to loans and leases	2.44	2.55	2.44	2.55
Nonperforming assets to loans and leases	1.14	1.51	1.14	1.51

ASSET QUALITY
Loans and leases past due 90 days or more			$245	$477
Nonaccrual loans and leases			31,325	42,756
Other real estate			5,002	4,842
Former bank premises held for sale			951	1,101
Repossessions			2,811	1,248
Equipment owned under operating leases			-	32
Total nonperforming assets			40,334	50,456

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	September 30, 2013	September 30, 2012
ASSETS
Cash and due from banks	$90,090	$54,635
Federal funds sold and
interest bearing deposits with other banks	1,676	17,179
Investment securities available-for-sale
(amortized cost of $819,918 and $832,951 at
September 30, 2013 and 2012, respectively)	834,348	868,312
Other investments	22,409	22,364
Trading account securities	177	145
Mortgages held for sale	7,157	22,853

Loans and leases, net of unearned discount:
Commercial and agricultural loans	652,180	584,996
Auto, light truck and environmental equipment	452,405	456,665
Medium and heavy duty truck	192,974	167,709
Aircraft financing	704,072	685,800
Construction equipment financing	315,346	276,270
Commercial real estate	574,279	548,921
Residential real estate	455,327	436,909
Consumer loans	121,535	111,143
Total loans and leases	3,468,118	3,268,413
Reserve for loan and lease losses	(84,507)	(83,499)
Net loans and leases	3,383,611	3,184,914

Equipment owned under operating leases, net	61,160	58,496
Net premises and equipment	45,466	43,172
Goodwill and intangible assets	86,629	87,796
Accrued income and other assets	117,238	128,353

Total assets	$4,649,961	$4,488,219

LIABILITIES
Deposits:
Noninterest bearing	$725,263	$634,795
Interest bearing	2,954,153	2,933,873
Total deposits	3,679,416	3,568,668

Short-term borrowings:
Federal funds purchased and securities
sold under agreements to repurchase	147,991	119,749
Other short-term borrowings	73,451	16,886
Total short-term borrowings	221,442	136,635
Long-term debt and mandatorily redeemable securities	58,440	66,964
Subordinated notes	58,764	89,692
Accrued expenses and other liabilities	53,670	72,592
Total liabilities	4,071,732	3,934,551

SHAREHOLDERS' EQUITY
Preferred stock; no par value	-	-
Common stock; no par value	346,535	346,535
Retained earnings	252,043	215,647
Cost of common stock in treasury	(29,362)	(30,360)
Accumulated other comprehensive income	9,013	21,846
Total shareholders' equity	578,229	553,668

Total liabilities and shareholders' equity	$4,649,961	$4,488,219

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Interest income:
Loans and leases	$42,392	$40,610	$121,674	$120,824
Investment securities, taxable	3,581	3,913	10,774	12,574
Investment securities, tax-exempt	764	826	2,295	2,526
Other	229	231	712	688
Total interest income	46,966	45,580	135,455	136,612

Interest expense:
Deposits	4,089	5,419	13,043	16,868
Short-term borrowings	72	36	149	136
Subordinated notes	1,055	1,647	3,165	4,942
Long-term debt and mandatorily redeemable securities	592	571	1,315	1,399
Total interest expense	5,808	7,673	17,672	23,345

Net interest income	41,158	37,907	117,783	113,267
(Recovery of) provision for loan and lease losses	(419)	650	1,631	4,959
Net interest income after provision for loan and lease losses	41,577	37,257	116,152	108,308

Noninterest income:
Trust fees	5,260	4,055	13,800	12,407
Service charges on deposit accounts	2,364	2,688	6,928	7,747
Debit card income	2,343	2,020	6,752	6,281
Mortgage banking income	1,103	2,020	4,667	5,464
Insurance commissions	1,292	1,483	4,131	4,051
Equipment rental income	4,000	4,604	12,098	14,620
Investment securities and other investment gains	258	89	469	492
Other income	3,538	3,346	10,382	9,556
Total noninterest income	20,158	20,305	59,227	60,618

Noninterest expense:
Salaries and employee benefits	20,441	20,982	59,553	61,668
Net occupancy expense	2,126	1,652	6,480	5,660
Furniture and equipment expense	4,477	3,817	12,285	11,155
Depreciation - leased equipment	3,246	3,795	9,745	11,909
Professional fees	1,178	1,385	3,843	4,232
Supplies and communication	1,330	1,387	4,365	4,165
FDIC and other insurance	874	913	2,679	2,716
Business development and marketing expense	1,306	1,008	3,011	2,925
Loan and lease collection and repossession expense	1,530	1,866	3,382	4,346
Other expense	1,922	388	5,381	3,043
Total noninterest expense	38,430	37,193	110,724	111,819

Income before income taxes	23,305	20,369	64,655	57,107
Income tax expense	8,409	7,364	23,413	19,820

Net income	$14,896	$13,005	$41,242	$37,287

The NASDAQ Stock Market National Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com